EXHIBIT 10.3

HARMAN 400 ATLANTIC STREET STAMFORD, CONNECTICUT 06901 USA

September 15, 2011

Mr. I.P. Park

Dear I.P.:

On behalf of HARMAN International Industries, Incorporated (“HARMAN”), I am pleased to submit to you an offer for the position of Chief Technology Officer. In this capacity, you will report directly to me and you will be a member of the HARMAN Executive Committee. You will be located at our Stamford Connecticut office. This offer provides the following:

Start Date: Your start date will be February 1, 2012 or an earlier date that we may mutually agree to.

Base Salary: Your annual base salary will be $400,000 payable in accordance with our regular corporate payroll schedule.

Bonus: Beginning with fiscal year 2012, you will be eligible to participate in the Management Incentive Compensation (MIC) program with a target bonus opportunity equal to 75% of your base salary and a 150% maximum. This bonus program is based upon HARMAN’s achievement of its business plan, as well as your achievement of personal performance goals. For FY2012 only, you will be provided with a guaranteed bonus amount at target; prorated for time worked. If actual results are greater than target the FY2012 bonus will be calculated based upon actual results; prorated for time worked. Bonuses after FY2012 will be paid based upon the Plan metrics and achievement of business and personal performance goals.

Sign on Bonus: You will receive a sign on bonus of $100,000 within 30 days of your start date. If you voluntarily leave the Company within the first 12 months you will have to repay this amount.

Stock Options: Subject to the approval of the Compensation and Option Committee of the Board of Directors, you will receive a one-time stock option award of 25,000 shares of Harman common stock under the terms of Harman’s 2002 Stock Option and Incentive Plan (“Plan”) at a per share exercise price equal to the fair market value as of your start date. The option will vest ratably over three years commencing on the first anniversary of the grant date, with acceleration and other provisions as provided in the Plan and your option agreement.

Restricted Stock: Subject to the approval of the Compensation and Option Committee of the Board of Directors, you will receive a one-time award of 5,000 shares of restricted Harman common stock under the Plan, which would vest three years following your start date, if you are employed by Harman on that date.

Long Term Incentive Program: You will be eligible to participate in HARMAN’s long-term incentive program at a level commensurate to your position. Grants are generally provided during Q1 of the fiscal year.

Relocation Assistance: This position is based in Stamford, Connecticut and you have committed to moving to Connecticut by August 2012. To this end, you will be eligible for relocation assistance as outlined in the HARMAN Relocation Policy. Before your relocation can be initiated you will be required to sign a Relocation Payback Agreement. Both the Policy and Payback Agreement will be provided to you by our relocation vendor upon your acceptance of our offer. Additionally, to assist you during your initial months of employment with Harman International, the Company will secure and pay the cost of a furnished apartment until from your start date to the end of August, 2012.

Car Allowance: You will receive a car allowance of $1,500 per month paid in accordance with our regular payroll schedule.

Vacation: You will be eligible for accrual of four (4) weeks of vacation annually.

Other Benefits: Additional Benefits as defined by Company policy and governing plan documents currently include medical, dental, vision, life insurance, short and long-term disability insurance, tuition reimbursement, 401(k) Retirement Savings Plan and all Company-paid holidays. Eligibility to participate in these benefits commences as of your date of hire.

The Company will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city and other taxes as requested by you or that the Company is required to withhold pursuant to any law or government regulation or ruling.

HARMAN is not hereby offering you lifetime employment or employment for a fixed or implied period of time. Either you or HARMAN may terminate your employment at any time, with or without cause or notice. The at-will nature of your employment relationship cannot be changed except in a written document signed by you and me. Except as otherwise set forth above, upon termination of your employment, HARMAN will have no further obligations to you under this letter agreement.

Any dispute concerning termination of your employment shall be resolved by final and binding arbitration before a neutral arbitrator. The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association and the employment arbitration rules of the American Arbitration Association shall apply. Such arbitration shall be conducted in Stamford, CT or such other location as to which you and Harman agree. The law of Connecticut, without regard to its choice of law rules, shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter.

You will be expected to sign the Company’s standard form of Invention and Secrecy Agreement on your start date.

Your acceptance of this offer and subsequent employment at HARMAN will be conditional upon HARMAN’s receipt of an acceptable background screen report which must be completed prior to your start date. Please complete and return the attached background authorization form and credit check form (if applicable) within the next three business days.

Pursuant to the requirements of the Immigration Reform & Control Act of 1986, all new hires must provide proof of identity and employment eligibility. You will be required to provide satisfactory documented evidence of your identity and eligibility for employment in the United States, in accordance with the requirements of U.S. law within 3 business days of your date of hire.

You acknowledge and agree that your acceptance of this offer will violate no agreements or arrangements with other individuals or entities, or duties to your current employer. Please sign and return the original of this letter. You should retain one copy of this letter for your files.

I look forward to working with you and welcome the contributions you will bring to this outstanding company.

Best regards,

/s/ Dinesh C. Paliwal

Dinesh C. Paliwal

Chairman, President and Chief Executive Officer

HARMAN International

I accept your offer of employment and agree to the provisions stated in this letter. I acknowledge and agree that this letter constitutes the entire agreement between HARMAN and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment. I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either the Company or me.

I understand that I may be required to submit to a drug and alcohol screen. Refusal to submit to the drug and alcohol screen, or positive test results for drugs and/or alcohol, will result in the conditional offer of employment being withdrawn.

ACCEPTED AND AGREED:

/s/ I.P. Park	September 16, 2011
I.P. Park	Date